Exhibit (a)(1)(A)

COMPANY NOTICE

TO HOLDERS OF

3 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023

ISSUED BY

REWARDS NETWORK INC.

CUSIP Numbers: 45168A-AA-8 and 761557-AA-5

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of October 15, 2003, as amended and restated as of February 4, 2004 (the “Indenture”), between Rewards Network Inc., a Delaware corporation (the “Company”), and LaSalle Bank National Association, as trustee and paying agent (the “Paying Agent”), and the 3 1/4% Convertible Subordinated Debentures Due 2023 (the “Securities”) of the Company, that at the option of each holder of the Securities (each a “Holder”), the Securities will be purchased by the Company for 100% of the principal amount of those Securities, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, October 15, 2008 (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Optional Purchase Offer”). Holders may surrender their Securities beginning at 9:00 a.m., New York City time, on Monday, September 15, 2008 through 5:00 p.m., New York City time, on Friday, October 10, 2008. The Optional Purchase Offer is being made, and this Company Notice is being sent, pursuant to Section 3.8 of the Indenture and paragraph 7 of the Securities. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Securities.

To exercise your option to have the Company purchase the Securities and receive payment of the Purchase Price, you must validly surrender the Securities prior to 5:00 p.m., New York City time, on October 10, 2008. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on October 10, 2008. The right of Holders to surrender Securities for purchase in the Optional Purchase Offer expires at 5:00 p.m., New York City time, on October 10, 2008.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through The Depository Trust Company (“DTC”) accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program over the Participant Terminal System (“ATOP”), subject to the terms and conditions of that system. Delivery of the Securities and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the Holder surrendering the Securities.

This Company Notice contains important information which should be read before a decision is made with respect to the Optional Purchase Offer.

The Paying Agent is:

LaSalle Bank National Association

By Regular, Registered or Certified	For Information:	By Facsimile:
Mail or Overnight Courier:	(312) 904-2226	(312) 904-4018
LaSalle Bank National Association		Attention: Corporate Trust
Attention: Corporate Debt
135 S. LaSalle Street		Confirm Receipt of Facsimile Only:
Mailcode IL4-135-16-25		(312) 904-2226
Chicago, IL 60603

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

This Company Notice is dated August 21, 2008. This Company Notice has been amended on August 26, 2008

ANNEX A—BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. The Optional Purchase Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained in this Company Notice is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. Holders should consult their own financial and tax advisors and must make their own decisions as to whether to surrender Securities for purchase and, if so, the amount of Securities to surrender.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Optional Purchase Offer. To understand the Optional Purchase Offer fully and for a more complete description of the terms of the Optional Purchase Offer, we urge you to read carefully the remainder of this Company Notice and the accompanying materials because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my securities?

Rewards Network Inc., a Delaware corporation (referred to herein as “we,” “us” or the “Company”), is obligated, at your option, to purchase your 3 1/4% Convertible Subordinated Debentures Due 2023 (the “Securities”) that are validly surrendered and not validly withdrawn. (Page 4)

Why is the Company offering to purchase my securities?

The right of each holder of the Securities (each a “Holder”) to sell and the obligation of the Company to purchase the Securities pursuant to the Optional Purchase Offer is a term of the Securities and has been a right of Holders from the time the Securities were issued on October 15, 2003. We are required to repurchase the Securities of any Holder exercising its rights under the Optional Purchase Offer pursuant to the terms of the Securities and the Indenture (defined below). (Page 4)

What securities is the Company obligated to purchase?

We are obligated to purchase all of the Securities surrendered and not withdrawn, at the option of the Holder. As of August 21, 2008, there was $14,788,000 aggregate principal amount of Securities outstanding. The Securities were issued under an Indenture, dated as of October 15, 2003, as amended and restated as of February 4, 2004 (the “Indenture”), between the Company and LaSalle Bank National Association, as trustee and paying agent (the “Paying Agent”). (Page 4)

How much will the Company pay for my Securities and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a purchase price of 100% of the principal amount of the Securities, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, October 15, 2008 (the “Purchase Price”) with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Page 5)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s common stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Optional Purchase Offer. The common stock, $0.02 par value per share (the “Common Stock”), of the Company into which the Securities are convertible is listed on The Nasdaq Capital Market (“NASDAQ”) under the symbol “DINE.” On August 19, 2008, the last reported sales price of the Common Stock on the NASDAQ was $5.00 per share. (Page 6)

What does the board of directors of the Company think of the Optional Purchase Offer?

Although the board of directors of the Company approved the terms of the Securities, including the Optional Purchase Offer, before the Securities were issued, it has not made any recommendation as to whether you should surrender your Securities for purchase in the Optional Purchase Offer. You must make your own decision whether to surrender your Securities for purchase in the Optional Purchase Offer and, if so, the amount of Securities to surrender. (Page 4)

When does the Optional Purchase Offer expire?

The Optional Purchase Offer expires at 5:00 p.m., New York City time, on Monday, October 10, 2008. We will not extend the period Holders have to accept the Optional Purchase Offer unless required to do so by applicable Federal securities laws. (Page 4)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice. (Page 4)

How do I surrender my Securities?

Only registered Holders are authorized to surrender their Securities for purchase. As of the date hereof, DTC is the sole registered Holder of the Securities and all custodians and beneficial holders of the Securities hold the Securities through DTC accounts. Accordingly, to surrender your Securities for purchase pursuant to the Optional Purchase Offer, you must surrender your Securities through the transmittal procedures of DTC no later than 5:00 p.m., New York City time, on October 10, 2008 as follows:

•

If your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Securities and instruct such nominee to timely surrender the Securities on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Securities electronically through DTC’s ATOP system, subject to the terms and conditions of that system.

You bear the risk of untimely submission of your Securities. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on October 10, 2008.

By surrendering your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Optional Purchase Offer set forth in this Company Notice. (Pages 6-8)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all Securities validly surrendered for purchase and not withdrawn promptly upon expiration of the Optional Purchase Offer. We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on October 15, 2008, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute that cash to DTC, the sole record Holder of the Securities. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 8)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on October 10, 2008. To withdraw Securities previously surrendered for purchase, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your securities prior to 5:00 p.m., New York City time, on October 10, 2008.

You bear the risk of untimely withdrawal of previously surrendered Securities. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on October 10, 2008. (Page 8)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on October 10, 2008. (Page 8)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Optional Purchase Offer, we will not purchase your Securities and such Securities will remain outstanding and continue to be subject to the existing terms of the Indenture and the Securities. (Page 6)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of a Security into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Pages 4-5)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 6)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Optional Purchase Offer?

The receipt of cash in exchange for Securities pursuant to the Optional Purchase Offer will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 10-13)

Who is the Paying Agent?

LaSalle Bank National Association, the trustee under the Indenture, is serving as Paying Agent in connection with the Optional Purchase Offer. Its address and telephone and facsimile numbers are set forth on the front cover page of this Company Notice.

Who can I talk to if I have questions about the Optional Purchase Offer?

Questions and requests for assistance in connection with the Optional Purchase Offer may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the front cover page of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE OPTIONAL PURCHASE OFFER

1. Information Concerning The Company. Rewards Network Inc., a Delaware corporation (the “Company”), is obligated to purchase the 3 1/4% Convertible Subordinated Debentures Due 2023 (the “Securities”). The Securities are convertible into the common stock, $0.02 par value per share (the “Common Stock”), of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

The Company is a leading provider of marketing services and frequent dining programs to the restaurant industry. The Company maintains its principal executive offices at Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606 and the telephone number there is (312) 521-6767.

2. Information Concerning The Securities. The Securities were issued under an Indenture, dated as of October 15, 2003, as amended and restated as of February 4, 2004 (the “Indenture”), between the Company and LaSalle Bank National Association, as trustee and paying agent (the “Paying Agent”). The Securities mature on October 15, 2023.

2.1. The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder’s option, on October 15, 2008 (the “Purchase Date”). This Optional Purchase Offer will expire at 5:00 p.m., New York City time, on Monday, October 10, 2008. The Indenture does not provide us the right to extend the period Holders have to accept the Optional Purchase Offer. Nonetheless, if we make any change to this Optional Purchase Offer which we determine constitutes a material change, or if we waive a material condition to this Optional Purchase Offer, we will promptly disclose the change or waiver in a supplement to this Company Notice that we will distribute to registered holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. We may be required to extend the Purchase Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Optional Purchase Offer would otherwise expire during the five to ten business day period. If we are required to extend the Purchase Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Purchase Date and do not accept and pay for tendered Securities promptly after October 10, 2008, such failure to pay would be a default under the Indenture. The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Company Notice, including delivery of the Securities by book-entry transfer to the account maintained by the Paying Agent with DTC.

2.2. Purchase Price. Pursuant to the Securities, the purchase price to be paid by the Company for the Securities on the Purchase Date is 100% of the principal amount of the Securities, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, October 15, 2008 (the “Purchase Price”). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on October 10, 2008. Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or an integral multiple thereof. Interest will cease to accrue on the Purchase Date on Securities validly surrendered for purchase and not withdrawn unless the Company defaults in making payment on these Securities. Any Securities not validly surrendered will continue to accrue interest, including Additional Interest, if any.

The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

None of the Company or its board of directors or employees is making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of the current market value of the Securities and our Common Stock and other relevant factors.

2.3. Conversion Rights of the Securities. Holders that do not surrender their Securities for purchase pursuant to the Optional Purchase Offer will maintain the right to convert their Securities into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. The Conversion Agent is LaSalle Bank National Association and its address is set forth on the front cover page of this Company

Notice. The Conversion Price of the Securities is $17.89, subject to adjustment under certain circumstances as provided in the Indenture. Any Securities which are surrendered pursuant to the Optional Purchase Offer may be converted in accordance with the terms of the Indenture and the Securities only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on October 10, 2008, as described in Section 4 below.

2.4. Market for the Securities and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. We believe that there is no practical way to accurately determine the trading history of the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. Following the expiration of the Optional Purchase Offer, we expect that Securities not purchased in the Optional Purchase Offer will continue to be traded over the counter; however, the trading market for the Securities may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Securities pursuant to the Optional Purchase Offer will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Optional Purchase Offer. We cannot assure you that a market will exist for the Securities following the Optional Purchase Offer. The extent of the public market for the Securities following consummation of the Optional Purchase Offer will depend upon, among other things, the remaining outstanding principal amount of the Securities at such time, the number of holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. The Paying Agent has informed us that, as of the date of this Company Notice, all of the Securities are held in global form through DTC. As of August 21, 2008, there was $14,788,000 aggregate principal amount of Securities outstanding and DTC was the sole record Holder of the Securities.

The Common Stock into which the Securities are convertible is listed on The Nasdaq Capital Market (“NASDAQ”) under the symbol “DINE.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of the Common Stock as reported on the NASDAQ and the American Stock Exchange, where the Common Stock was listed prior to May 26, 2008.

		High	Low
2008
	3rd Quarter (through August 19, 2008)	$5.27	$3.48
	2nd Quarter	5.03	3.75
	1st Quarter	5.52	3.48
2007
	4th Quarter	$5.45	$4.12
	3rd Quarter	4.85	2.90
	2nd Quarter	5.80	3.31
	1st Quarter	6.98	4.89
2006
	4th Quarter	$7.20	$4.50
	3rd Quarter	9.01	3.32

On August 19, 2008, the last reported sales price of the Common Stock on the NASDAQ was $5.00 per share. As of August 19, 2008, there were approximately 26,991,585 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Optional Purchase Offer.

2.5. Redemption. Beginning October 15, 2008, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to 100% of the principal amount of the Securities, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of redemption.

2.6. Change in Control. A Holder may require the Company to redeem for cash such Holder’s Securities if there is a Change in Control (as defined in the Securities) at a redemption price equal to 100% of the principal amount of the Securities, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date that is 30 Business Days after the occurrence of the Change of Control.

2.7. Ranking. The Securities are unsecured obligations of the Company. The Securities are subordinated to all indebtedness of the Company except for indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the Securities or expressly provides that such indebtedness is on the same basis or junior to the Securities.

2.8. Dividends. The Holders of Securities are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures To Be Followed By Holders Electing To Surrender Securities For Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not validly withdraw the Securities on or before 5:00 p.m., New York City time, on October 10, 2008. Only registered Holders are authorized to surrender their Securities for purchase. The Trustee has informed the Company that, as of the date of this Company Notice, DTC is the sole registered Holder of the Securities and all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program over the Participant Terminal System (“ATOP”), subject to the terms and conditions of that system. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof.

If Holders do not validly surrender their Securities, or if they validly withdraw their Securities, on or before 5:00 p.m., New York City time, on October 10, 2008, their Securities will not be purchased and will remain outstanding subject to the existing terms of the Securities and the Indenture.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Optional Purchase Offer. However, there may be commissions you need to pay your broker in connection with the surrender of your Securities.

3.1. Method of Delivery. Because DTC is the sole registered Holder of the Securities, all Securities surrendered for purchase hereunder must be delivered through DTC’s ATOP system. This Company Notice constitutes the written notice of the Optional Purchase Offer described in the Indenture and delivery of Securities via ATOP will satisfy the notice requirements of the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the Holder surrendering such Securities.

3.2. Agreement to be Bound by the Terms of the Optional Purchase Offer. By surrendering your Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to

(a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•

such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•

such Holder understands that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on October 10, 2008 will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Company Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Securities purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on October 10, 2008;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Optional Purchase Offer hereby shall survive the death or incapacity of the Holder and every obligation of the Holder shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Securities.

Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to timely surrender the Securities for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below under “Securities in Global Form.”

Securities in Global Form. A Holder who is a DTC participant must surrender such Holder’s beneficial interest in the Securities by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Securities at or prior to 5:00 p.m., New York City time, on October 10, 2008; and

•

electronically transmitting such Holder’s acceptance through DTC’s ATOP system, subject to the terms and conditions of that system at or prior to 5:00 p.m., New York City time, on October 10, 2008. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Securities that have been surrendered by such participant under the Optional Purchase Offer and that such participant has received and agrees to be bound by the terms of the Optional Purchase Offer, including those set forth above under “Agreement to be Bound by the Terms of the Optional Purchase Offer.”

In surrendering through DTC’s ATOP system, the electronic instructions sent to DTC by the Holder, or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Optional Purchase Offer, including those set forth above under “Agreement to be Bound by the Terms of the Optional Purchase Offer.”

You bear the risk of untimely submission of your Securities. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on October 10, 2008.

Holders need not execute an Optional Purchase Notice in connection with the Optional Purchase Offer for Securities surrendered through DTC. The valid delivery of Securities and electronic transmittal of acceptance in accordance with DTC’s ATOP procedures shall constitute a surrender of Securities pursuant to the Optional Purchase Offer.

4. Right Of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on October 10, 2008. In order to withdraw Securities, a Holder (or such Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Securities prior to 5:00 p.m., New York City time, on October 10, 2008. Securities withdrawn from the Optional Purchase Offer may be resurrendered by following the surrender procedures described in Section 3 above.

You bear the risk of untimely withdrawal of your Securities. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on October 10, 2008

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment For Surrendered Securities. We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on October 15, 2008 the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on October 10, 2008. DTC will thereafter distribute the cash in accordance with its procedures to its participants that have validly surrendered their Securities prior to or on the Purchase Date.

The aggregate maximum amount of funds required by us to purchase all of the Securities outstanding as of the date of this Company Notice is $15,028,305 (assuming all of the Securities are validly surrendered for purchase and accepted for payment, assuming that such amount of Securities remains outstanding and including accrued and unpaid interest to, but not including, the Purchase Date). In the event any Securities are surrendered and accepted for payment, we intend to use cash from operating cash flow and amounts borrowed under our credit facility with RBS Business Capital, which we describe below, to purchase the Securities. As of June 30, 2008, we had approximately $45,460,000 of cash and cash equivalents. In August 2008, we used $38,309,901 of our cash and cash equivalents to purchase Securities.

On November 6, 2007, we entered into a $25,000,000 senior secured revolving credit facility with RBS Business Capital (the “Lender”). In anticipation of the Optional Purchase Offer, we amended this credit facility on August 11, 2008. The maturity date of the credit facility is August 11, 2011. The credit facility is secured by substantially all of our assets. The interest rates under the credit facility vary and are based on the Lender’s prime rate and/or LIBOR. The amount we may borrow is based on the amount of our accounts receivable and dining credits, as determined under the credit facility. Advances under the credit facility are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or unmatured default. We may use up to $15,000,000 of the credit facility to purchase the Securities. We may use advances for working capital, for capital expenditures, for permitted acquisitions and for other purposes described in the credit facility.

The credit facility has financial covenants that we will maintain a minimum ratio of debt to cash flow, fixed charges to borrowed amounts and certain ratios related to our dining credits portfolio. The credit facility contains customary representations, warranties and covenants and includes customary events of default, including a change of control provision. The credit facility is a revolving credit facility, which means we may borrow, repay, and reborrow amounts from time to time. We expect to repay amounts borrowed under the credit facility from time to time out of operating cash flow.

We do not currently have any borrowings outstanding under this credit facility, but we intend to borrow under this credit facility in connection with the purchase of the Securities. If we are not permitted to borrow under this credit facility prior to the Purchase Date, we expect that we would raise cash to purchase a portion of the Securities by reducing the amount of dining credits that we purchase. However, if the event that prevents us from borrowing under the credit facility occurs shortly before the Purchase Date, we may not be able to generate sufficient cash for the purchase of all Securities prior to the Purchase Date. In this event, we would seek alternative financing, but we can offer no assurances that we will be able to obtain alternative financing.

6. Cancellation of Securities. Any Securities purchased by us pursuant to the Optional Purchase Offer will be cancelled by the Trustee, pursuant to the terms of the Indenture. Holders whose Securities are being purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

7. Plans Or Proposals Of The Company. Except as publicly disclosed prior to the date of this Company Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Optional Purchase Offer, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•

any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8. Interests Of Directors, Executive Officers And Affiliates Of The Company In The Securities. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from such persons; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonably inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Optional Purchase Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Purchases Of Securities By The Company And Its Affiliates. During the past 60 days, the Company has purchased Securities in three transactions:

•

On August 12, 2008, in a privately negotiated transaction, the Company purchased Securities in the principal amount of $36,112,000 for a purchase price of $35,931,440 plus accrued interest of $381,433.

•	On August 13, 2008, in a privately negotiated transaction, the Company purchased Securities in the principal amount of $1,000,000 for a purchase price of $987,500 plus accrued interest of $10,743.

•	On August 20, 2008, in a privately negotiated transaction, the Company purchased Securities in the principal amount of $1,000,000 for a purchase price of $987,500 plus accrued interest of $11,285.

Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Optional Purchase Offer until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Optional Purchase Offer, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Optional Purchase Offer, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10. Material United States Tax Considerations. The following discussion summarizes the material United States federal income tax considerations that may be relevant to a Holder if you accept the Optional Purchase Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and decisions thereunder, all of which are subject to change, possibly with retroactive effect.

This summary does not describe all of the tax considerations that may be relevant to you. All Holders are strongly encouraged to consult with their tax advisors about the United States federal, state, local and other tax consequences of accepting the Optional Purchase Offer.

U.S. Holders

This discussion deals only with U.S. Holders who are beneficial owners of the Securities holding the Securities as capital assets, and does not apply if you are a member of a class of Holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Securities that are a hedge or that are hedged against interest rate risks;

•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes;

•	a United States person whose functional currency for tax purposes is not the U.S. dollar; or

•	a person subject to the alternative minimum tax.

You are a U.S. Holder if you are a beneficial owner of the Securities for U.S. federal income tax purposes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of Securities, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion does not apply to a holder of Securities that is a partnership, or the partners in such a partnership.

Generally, acceptance of the Optional Purchase Offer will result in taxable gain or loss to a U.S. Holder equal to the difference (if any) between (i) the amount of cash received (except to the extent such amount is attributable to accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the Securities surrendered. The U.S. Holder’s adjusted tax basis in the Securities generally will equal the cost of the Securities (excluding any portion thereof attributable to pre-acquisition accrued interest). Gain or loss realized on the acceptance of the Optional Purchase Offer generally will be long-term capital gain or loss if on the Purchase Date the U.S. Holder has held the Securities for more than one year. Capital gains may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates, and the deductibility of capital losses may be subject to limitations. You should consult your tax advisor regarding the treatment applicable to you.

Non-U.S. Holders

This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of Securities and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that is not subject to United States federal income tax on a net income basis on income or gain from the Securities.

If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of Securities, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion does not apply to a holder of Securities that is a partnership, or the partners in such a partnership.

If you are a non-U.S. Holder, we and other U.S. payers generally will not be required to withhold United States withholding tax from cash paid upon your acceptance of the Optional Purchase Offer if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

•

either (i) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on Internal Revenue Service (“IRS”) Form W-8BEN (or successor form)), or (ii) you hold your Securities through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable U.S. Treasury regulations.

Special certification rules apply to non-U.S. Holders that are pass-through entities rather than corporations or individuals. Non-U.S. Holders should consult their tax advisors regarding the certification requirements for such non-U.S. Holders.

If you are a non-U.S. Holder, any gain realized from your acceptance of the Optional Purchase Offer generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, you are an individual who holds the Securities as capital assets and are present in the United States for 183 days or more in the taxable year, (iii) you are subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States) or (iv) we are a “United States real property holding corporation” within the meaning of Section 897 of the Code. We do not believe that we are currently a U.S. real property holding corporation within the meaning of Section 897 of the Code or that we will become one in the future. Even if we were, or were to become, a U.S. real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

If you cannot satisfy the requirements above, but you are eligible for the benefits of an applicable U.S. income tax treaty that would reduce or eliminate such withholding taxes, you should provide an IRS Form W-8BEN (or successor form) claiming either a partial reduction or complete exemption from such withholding taxes under such treaty. If interest with respect to the Securities is effectively connected with the conduct of a U.S. trade or business by you, you should instead furnish IRS Form W-8ECI.

Backup Withholding

To prevent backup withholding on payments made to each surrendering U.S. Holder, each such U.S. Holder should either (x) provide such Holder’s correct taxpayer identification number (“TIN”) by completing a copy of the Substitute Form W-9 enclosed with this Company Notice, certifying that (1) such Holder is a “United States person” (as defined in section

7701(a)(30) of the Code), (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) that such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, and provide such completed Substitute Form W-9 or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until such Holder furnishes such Holder’s TIN (and, if such Holder has not already done so, the completed Substitute Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Securities may be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained.

To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. IRS Forms W-8BEN may be obtained from the Paying Agent.

Certain Holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements. See the enclosed copy of the Substitute Form W-9, Payer’s Request for Taxpayer Identification Number (“TIN”) and Certification, and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. To avoid possible erroneous backup withholding, exempt U.S. Holders, while not required to complete Substitute Form W-9, should complete and return the Substitute Form W-9 (checking the “Exempt” box on its face).

See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information and instructions.

11. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Such reports and other information concerning the Company may also be inspected at the offices of the NASDAQ located at One Liberty Plaza, 50th Floor, New York, New York 10006.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Optional Purchase Offer. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•

All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on October 10, 2008; and

•

The description of the Common Stock contained in the Company’s Amendment No. 1 to Registration Statement on Form 8-A filed with the SEC on April 12, 2001, including any amendment or report filed for the purpose of updating that description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Optional Purchase Offer.

13. Definitions. All capitalized terms used but not specifically defined this Company Notice shall have the meanings given to such terms in the Indenture and the Securities.

14. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees is making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s own assessment of current market value and other relevant factors.

REWARDS NETWORK INC.

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
Donald J. Liebentritt	Chairman, Director
Ronald L. Blake	Director
Raymond A. Gross	Director
F. Philip Handy	Director
Marc C. Particelli	Director
Michael J. Soenen	Director
Mark R. Sotir	Director

Executive Officers

Name	Title
Ronald L. Blake	President and Chief Executive Officer
Christopher J. Locke	Senior Vice President, Chief Financial Officer and Treasurer
Roya Behnia	Senior Vice President, General Counsel and Secretary
Megan E. Flynn	Senior Vice President, Business Development
Robert S. Wasserman	Executive Vice President, Sales and Operations

The business address of each person set forth above is c/o Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606 and the telephone number there is (312) 521-6767.

1

PAYER’S NAME:

SUBSTITUTE FORM W-9	Part 1—TAXPAYER IDENTIFICATION NUMBER—PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW. IF AWAITING TIN, WRITE “APPLIED FOR.”	Social security number or Employer identification number

Payer’s Request for Taxpayer Identification Number (“TIN”) and Certification	Part 2—For Payees Exempt from Backup Withholding—Check the box if you are NOT subject to backup withholding. ☐

Name
Part 3—Certification—Under penalties of perjury, I certify that: (1) the number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding and (3) I am a U.S. person (including a U.S. resident alien).

Business name if different from above. Check appropriate box: ☐ individual/sole ☐ proprietor ☐ corporation ☐ partnership ☐ other	Certificate Instructions—You must cross out item (2) in Part 3 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. However, if, after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item 2.

Address

Signature of U.S. person	Dated,	, 2008

NOTE:	FAILURE TO COMPLETE THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OPTION. IN ADDITION, FAILURE TO PROVIDE SUCH INFORMATION MAY RESULT IN A PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” INSTEAD OF A TIN IN THE SUBSTITUTE FORM W-9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 28% of all reportable payments made to me may be withheld until I provide a taxpayer identification number to the Paying Agent.

Signature of U.S. person	Dated, , 2008

2

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer—Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account	Give the SOCIAL SECURITY number of:	For this type of account:	Give the EMPLOYER IDENTIFICATION number of:
1. Individual	The individual	6. Single-owner LLC not owned by an individual	The owner(3)

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)	7. A valid trust, estate, or pension trust	Legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(4)

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	8. Corporate or LLC electing corporate status on Form 8832	The corporation

4.a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	9. Association, club, religious, charitable, or educational organization or other tax exempt organization	The organization

b. So-called trust account that is not a legal or valid trust under State law	The actual owner(1)	10. Partnership or multi-member LLC	The partnership

5. Sole proprietorship or single-owner LLC owned by an individual	The owner(3)	11. A broker or registered nominee	The broker or nominee

		12. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s social security number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or your employer identification number (if you have one).
(4)	List first and circle the name of the legal trust, estate or pension trust.

NOTE: If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you don’t have a taxpayer identification number, obtain Form SS-5, Application for a Social Security Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

•	An organization exempt from tax under section 501(a), an individual retirement plan or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

•	The United States or any agency or instrumentality thereof.

•	A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

•	An international organization or any agency or instrumentality thereof.

Other payees that may be exempt from backup withholding include the following:

•	A corporation.

•	A financial institution.

•	A dealer in securities or commodities required to register in the U.S., the District of Columbia or a possession of the U.S.

•	A real estate investment trust.

•	A common trust fund operated by a bank under section 584(a).

•	A trust exempt from tax under section 664 or described in section 4947.

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A foreign central bank of issue.

•	A futures commission merchant registered with the Commodity Futures Trading Commission.

•	A middleman known in the investment community as a nominee or custodian.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Privacy Act Notice—Section 6109 requires most recipients of dividend, interest, or other payments to give their correct taxpayer identification numbers to payers who must report the payments to IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. The IRS may also provide this information to the Department of Justice for civil and criminal litigation and to cities, states and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, or to Federal or state agencies to enforce Federal non-tax criminal laws and to combat terrorism. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Unless otherwise indicated, all section references are to the Internal Revenue Code of 1986, as amended.

Penalties

(1)	Penalty for Failure to Furnish Taxpayer Identification Number.—If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information With Respect to Withholding.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)	Criminal Penalty for Falsifying Information.—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4)	Misuse of Taxpayer Identification Numbers.—If the requester discloses or uses taxpayer identification numbers in violation of federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION

CONTACT YOUR TAX CONSULTANT OR

THE INTERNAL REVENUE SERVICE.